VOTING AND EXCHANGE TRUST AGREEMENT made as of this 20th day of April, 2007

BETWEEN:

CryptoLogic Exchange Corporation, a corporation existing under the laws of the Province of Ontario, Canada

(hereinafter referred to as "**CEC**"),

- and -

CryptoLogic Limited, a corporation incorporated in Guernsey, Channel Islands,

(hereinafter referred to as "**CryptoLogic Ireland**"),

- and -

Equity Transfer & Trust Company., a corporation existing under the laws of Canada,

(hereinafter referred to as "**Trustee**"),

WHEREAS pursuant to an arrangement agreement **(the "Arrangement Agreement")** dated as of April 20, 2007 among CryptoLogic Ireland, CEC, CryptoLogic Callco ULC **("Callco")** and CryptoLogic Inc.**("CryptoLogic"),** CEC is to issue exchangeable shares **(the "Exchangeable Shares")** to certain Canadian holders of common shares of CryptoLogic pursuant to the plan of arrangement **(the "Arrangement")** contemplated by the Arrangement Agreement;

AND WHEREAS pursuant to the Arrangement Agreement, CryptoLogic Ireland and CEC have agreed to execute a voting and exchange trust agreement substantially in the form of this agreement;

AND WHEREAS the foregoing are statements of CEC and CryptoLogic Ireland and not by the Trustee;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this trust agreement the following terms shall have the following meanings:

"Affiliate" means an affiliated body corporate; one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person, and if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

"Arrangement" means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement and subject to any amendments or variations thereto made in accordance with Article 7 of the Plan of Arrangement or made at the direction of the Court.

"Automatic Exchange Right" means the benefit of the obligation of CryptoLogic Ireland to effect the automatic exchange of CryptoLogic Ireland Shares for Exchangeable Shares pursuant to section 5.12.

"Beneficiaries" means the registered holders, from time to time, of Exchangeable Shares, other than CryptoLogic Ireland and its Affiliates.

"Beneficiary Votes" has the meaning ascribed thereto in section 4.2.

"Board of Directors" means the Board of Directors of CEC.

"Business Day" means any day on which commercial banks are generally open for business in Dublin, Ireland and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Dublin, Ireland under the laws of Ireland or any jurisdiction therein provided notice thereof is provided to the Trustee by CryptoLogic Ireland or in Toronto, Ontario under the laws of Canada or any jurisdiction therein.

"Callco" means CryptoLogic Callco ULC, an unlimited liability company incorporated under the Nova Scotia Companies Act and a direct wholly-owned subsidiary of CryptoLogic Ireland.

"Canadian Dollar Equivalent" means, in respect of an amount expressed in a currency other than Canadian dollars **(the "Foreign Currency Amount")** at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

"Court" means the Superior Court of Justice (Ontario);

"CryptoLogic Ireland Affiliates" means Affiliates of CryptoLogic Ireland.

"CryptoLogic Ireland Shares" has the meaning ascribed thereto in the Arrangement Agreement.

"CryptoLogic Ireland Successor" has the meaning ascribed thereto in section 10.1(a).

"Current Market Price" means, in respect of a CryptoLogic Ireland Share on any date, the Canadian Dollar Equivalent of the average closing prices of the CryptoLogic Ireland Shares during a period of twenty (20) consecutive trading days ending not more than three (3) trading days before such date on the LSE or, if the CryptoLogic Ireland Shares are not then listed on LSE, on NASDAQ or, if the CryptoLogic Ireland Shares are not

then listed on either the LSE or NASDAQ, on such stock exchange or automated quotation system on which the CryptoLogic Ireland Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of CryptoLogic Ireland Shares during such period does not create a market which reflects the fair market value of the CryptoLogic Ireland Shares then the Current Market Price of CryptoLogic Ireland Shares shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

"Effective Date" means the date or effective date (as applicable) that the Director accepts for filing the Final Order and Articles of Arrangement;

"Effective Time" means 12:01am (Toronto time) on the Effective Date;

"Exchange Right" has the meaning ascribed thereto in section 5.1.

"Exchangeable Shares" means the exchangeable shares in the capital of CEC, having substantially the rights, privileges, restrictions and conditions set out in Exhibit "A" to Schedule 1 of the Arrangement Agreement.

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

"CEC Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement.

"Indemnified Parties" has the meaning ascribed thereto in section 8.1.

"Insolvency Event" means the institution by CEC of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of CEC to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the *Companies Creditors Arrangement Act* (Canada) and the *Bankruptcy and Insolvency Act* (Canada) and the failure by CEC to contest in good faith any such proceedings commenced in respect of CEC within 30 days of becoming aware thereof, or the consent by CEC to the filing of any such petition or to the appointment of a receiver, or the making by CEC of a general assignment for the benefit of creditors, or the admission in writing by CEC of its inability to pay its debts generally as they become due, or CEC not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Exchangeable Share Provisions.

"Liquidation Event" has the meaning ascribed thereto in section 5.12(b).

"Liquidation Event Effective Date" has the meaning ascribed thereto in section 5.12(c).

"List" has the meaning ascribed thereto in section 4.6.

"**LSE**" means the London Stock Exchange;

"NASDAQ" means the NASDAQ Select Global Market;

"NSCA" means the Nova Scotia Companies Act;

"OBCA" means the *Business Corporations Act* (Ontario).

"Officer's Certificate" means, with respect to CryptoLogic Ireland or CEC, as the case may be, a certificate signed by any one officer of CryptoLogic Ireland or CEC, as the case may be.

"Person" includes any individual, firm, partnership, limited liability company, unlimited liability company, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

"Plan of Arrangement" means the plan of arrangement relating to the arrangement of CryptoLogic under Section 182 of the OBCA, substantially in the form and content of Schedule 1 to the Arrangement Agreement and any amendments or variations thereto made in accordance therewith or Article 7 of the Plan of Arrangement or at the direction of the Court.

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement.

"Retracted Shares" has the meaning ascribed thereto in section 5.7.

"Retraction Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"Special Voting Share" means the one share of special voting preferred stock of CryptoLogic Ireland, issued in its own series, which entitles the holder of record to a number of votes at all meetings of holders of CryptoLogic Ireland on the basis of at the Effective Time, the lesser of one vote for each Exchangeable Share outstanding or 23% of the number of CryptoLogic Ireland Shares issued at the Effective Time (excluding those Exchangeable Shares held by CryptoLogic Ireland or any of its direct or indirect subsidiaries), provided that in no event shall the number of votes attributable to the Special Voting Share exceed 18.7% of the total number of rights to vote at any meeting at which holders of CryptoLogic Ireland Shares are entitled to vote. Following the Effective Time, the rights to vote of the Exchangeable Shares, as described above, shall be automatically adjusted downward from time to time in direct proportion to the number of Exchangeable Shares surrendered to CEC in exchange for CryptoLogic Ireland Shares. The amount of each such downward adjustment per Exchangeable Share surrendered will be equal to the fraction of a vote attributable to each Exchangeable Share as determined by the formula described above.

"Support Agreement" means that certain support agreement made as of even date herewith between CEC, Callco and CryptoLogic Ireland, substantially in the form and content of Schedule 5 to the Arrangement Agreement as the same may be amended pursuant to the terms of the Support Agreement.

"Trust" means the trust created by this trust agreement.

"trust agreement" means this Voting and Exchange Trust Agreement.

"Trust Estate" means the Special Voting Share, the Exchange Right, the Automatic Exchange Right and any money or other securities or property which may be held by the Trustee from time to time pursuant to this trust agreement.

"Trustee" means Equity Transfer & Trust Company and, subject to the provisions of Article 9 hereof, includes any successor trustee.

"TSX" means the Toronto Stock Exchange

"Voting Rights" means the voting rights attached to the Special Voting Share.

1.2 Interpretation Not Affected by Headings

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms "this agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, Gender etc.

Words importing the singular number only shall include the plural and *vice versa*. Words importing any gender shall include all genders.

1.4 Date for any Action

If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2 PURPOSE OF AGREEMENT

2.1 Establishment of Trust

The purpose of this trust agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this trust agreement.

ARTICLE 3
CRYPTOLOGIC IRELAND SPECIAL VOTING SHARE

3.1 Issue and Ownership of the Special Voting Share

CryptoLogic Ireland hereby issues to and deposits with the Trustee, the Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this trust agreement. CryptoLogic Ireland hereby acknowledges receipt from the Trustee as

trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by CryptoLogic Ireland to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share provided that the Trustee shall:

(a) hold the Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

(b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share, and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

3.2 Legended Share Certificates

CEC will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3 Safe Keeping of Certificate

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1 Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of CryptoLogic Ireland at a CryptoLogic Ireland Meeting or in connection with a CryptoLogic Ireland Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 6.15:

(a) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the CryptoLogic Ireland Meeting is held or a CryptoLogic Ireland Consent is sought; and

(b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled the Trustee shall

not exercise or permit the exercise of such Voting Rights.

4.2 Number of Votes

With respect to all meetings of shareholders of CryptoLogic Ireland at which holders of CryptoLogic Ireland Shares are entitled to vote **(each, a "CryptoLogic Ireland Meeting")** and with respect to all written consents sought by CryptoLogic Ireland from its shareholders including the holders of CryptoLogic Ireland Shares **(each a "CryptoLogic Ireland Consent")** each Beneficiary shall be entitled to instruct the Trustee to cast and exercise a portion of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by CryptoLogic Ireland or by applicable law for such CryptoLogic Ireland Meeting or CryptoLogic Ireland Consent, as the case may be **(the "Beneficiary Votes")** equal to that number of shares held of record by the holder divided by the total number of Exchangeable Shares then outstanding, in respect of each matter, question, proposal or proposition to be voted on at such CryptoLogic Ireland Meeting or in connection with such CryptoLogic Ireland Consent.

4.3 Mailings to Shareholders

With respect to each CryptoLogic Ireland Meeting and CryptoLogic Ireland Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as CryptoLogic Ireland utilizes in communications to holders of CryptoLogic Ireland Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by CryptoLogic Ireland to its shareholders:

(a) a copy of such notice, together with any related materials to be provided to shareholders of CryptoLogic Ireland;

(b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such CryptoLogic Ireland Meeting or CryptoLogic Ireland Consent or, pursuant to section 4.7, to attend such CryptoLogic Ireland Meeting and to exercise personally the Beneficiary Votes thereat;

(c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii) a proxy to a designated agent or other representative of the management of CryptoLogic Ireland to exercise such Beneficiary Votes;

(d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a CryptoLogic Ireland Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

The materials referred to in this section 4.3 are to be provided to the Trustee by CryptoLogic Ireland and the materials referred to in section 4.3(c), (e) and (f) shall be subject to, and shall be provided to the Trustee in sufficient time to permit, reasonable comment by the Trustee in a timely manner. CryptoLogic Ireland shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of CryptoLogic Ireland Shares. CryptoLogic Ireland agrees not to communicate with holders of CryptoLogic Ireland Shares with respect to the materials referred to in this section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

For the purpose of determining the Beneficiary Votes to which a Beneficiary is entitled in respect of any CryptoLogic Ireland Meeting or CryptoLogic Ireland Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by CryptoLogic Ireland or by applicable law for purposes of determining shareholders entitled to vote at such CryptoLogic Ireland Meeting. CryptoLogic Ireland will notify the Trustee of any decision of the board of directors of CryptoLogic Ireland with respect to the calling of any CryptoLogic Ireland Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4 Copies of Shareholder Information

CryptoLogic Ireland will deliver to the Trustee copies of all proxy materials (including notices of CryptoLogic Ireland Meetings but excluding proxies to vote CryptoLogic Ireland Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of CryptoLogic Ireland Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of

CryptoLogic Ireland Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of CryptoLogic Ireland, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by CryptoLogic Ireland) received by the Trustee from CryptoLogic Ireland contemporaneously with the sending of such materials to holders of CryptoLogic Ireland Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of Toronto all proxy materials, information statements, reports and other written communications that are:

(a) received by the Trustee as the registered holder of the Special Voting Share and made available by CryptoLogic Ireland generally to the holders of CryptoLogic Ireland Shares; or

(b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by CryptoLogic Ireland.

4.5 Other Materials

As soon as reasonably practicable after receipt by CryptoLogic Ireland or shareholders of CryptoLogic Ireland (if such receipt is known by CryptoLogic Ireland) of any material sent or given by or on behalf of a third party to holders of CryptoLogic Ireland Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), CryptoLogic Ireland shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable upon receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of CryptoLogic Ireland, copies of all such materials received by the Trustee from CryptoLogic Ireland. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of Toronto copies of all such materials.

4.6 List of Persons Entitled to Vote

CEC shall: (a) prior to each annual, general and special CryptoLogic Ireland Meeting or the seeking of any CryptoLogic Ireland Consent and; (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a **"List"**) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a CryptoLogic Ireland Meeting or a CryptoLogic Ireland Consent, at the close of business on the record date established by CryptoLogic Ireland or pursuant to applicable law for determining the holders of CryptoLogic Ireland Shares entitled to receive notice of and/or to vote at such CryptoLogic Ireland Meeting or to give consent in connection with such CryptoLogic Ireland Consent. Each such List shall be delivered to the Trustee promptly after receipt by CEC of such request or of the record date for such meeting or seeking of consent, as the case may be and in any event within sufficient time as to permit the Trustee to perform its obligations under this trust agreement. CryptoLogic Ireland agrees to give CEC notice (with a copy to the

Trustee) of the calling of any CryptoLogic Ireland Meeting or the seeking of any CryptoLogic Ireland Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable CEC to perform its obligations under this section 4.6.

4.7 Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any CryptoLogic Ireland Meeting or CryptoLogic Ireland Consent will be entitled: (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8 Voting by Trustee, and Attendance of Trustee Representative at Meeting

(a) In connection with each CryptoLogic Ireland Meeting and CryptoLogic Ireland Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

(b) The Trustee shall cause a representative who is empowered by it to sign and deliver on behalf of the Trustee, proxies or Voting Rights to attend each CryptoLogic Ireland Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question proposal or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this trust agreement shall be sent by mail (or otherwise communicated in the same manner as CryptoLogic Ireland utilizes in communications to holders of CryptoLogic Ireland Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books

of CEC. CryptoLogic Ireland agrees not to communicate with holders of CryptoLogic Ireland Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. CEC shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

(a) a current List; and

(b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement.

4.10 Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to CryptoLogic Ireland, CEC or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for CryptoLogic Ireland Shares, as specified in Article 5 (unless and until, in either case, CryptoLogic Ireland shall not have delivered the requisite CryptoLogic Ireland Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of CEC pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the CEC Liquidation Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1 Grant and Ownership of the Exchange Right

CryptoLogic Ireland hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of the Beneficiaries the right **(the "Exchange Right"),** upon the occurrence and during the continuance of an Insolvency Event, to require CryptoLogic Ireland to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this trust agreement. CryptoLogic Ireland hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by CryptoLogic Ireland to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Right, provided that the Trustee shall:

(a) hold the Exchange Right and the Automatic Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

(b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement, and shall not assign or transfer such rights except to a successor trustee hereunder.

5.2 Legended Share Certificates

CEC will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b) the Automatic Exchange Right.

5.3 General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4 Purchase Price

The purchase price payable by CryptoLogic Ireland for each Exchangeable Share to be purchased by CryptoLogic Ireland under the Exchange Right shall be an amount per share equal to: (a) the Current Market Price of a CryptoLogic Ireland Consolidated Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by CryptoLogic Ireland causing to be sent to such holder one CryptoLogic Ireland Consolidated Share; plus (b) to the extent not paid by CEC an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, CryptoLogic Ireland shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by CryptoLogic Ireland issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one CryptoLogic Ireland Share and on the applicable payment date a cheque for the balance, if any of the purchase price without interest (but less any amounts withheld pursuant to section 5.13). Upon payment by CryptoLogic Ireland of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of

declared and unpaid dividends on each such Exchangeable Share by CryptoLogic.

5.5 Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of CEC. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires CryptoLogic Ireland to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the laws applicable to CEC and the bylaws of CEC and such additional documents and instruments as the Trustee may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require CryptoLogic Ireland to purchase from the Beneficiary the number of Exchangeable Shares specified therein; (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by CryptoLogic Ireland free and clear of all liens, claims and encumbrances; (iii) the names in which the certificates representing CryptoLogic Ireland Shares issuable in connection with the exercise of the Exchange Right are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to the Trustee, CryptoLogic Ireland and CEC of payment) of the taxes (if any) payable as contemplated by section 5.8. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by CryptoLogic Ireland under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of CEC.

5.6 Delivery of CryptoLogic Ireland Shares; Effect of Exercise

Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires CryptoLogic Ireland to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to CryptoLogic Ireland, the Trustee shall notify CryptoLogic Ireland and CEC of its receipt of the same, which notice to CryptoLogic Ireland and CEC shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and CryptoLogic Ireland shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of CryptoLogic Ireland Shares issuable in connection with the exercise of the Exchange Right, and, on the applicable payment date, cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, CryptoLogic Ireland and CEC of the

payment of) the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. Immediately upon the giving of notice by the Trustee to CryptoLogic Ireland and CEC of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to CryptoLogic Ireland all of such holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof other than the right to receive his proportionate part of the total purchase price therefor unless the requisite number of CryptoLogic Ireland Shares is not allotted, issued and delivered by CryptoLogic Ireland to the Trustee within 5 Business Days of the date of the giving of such notice by the Trustee in which case the rights of the Beneficiary shall remain unaffected until such CryptoLogic Ireland Shares are so allotted, issued and delivered by CryptoLogic Ireland. Upon delivery by CryptoLogic Ireland to the Trustee of such CryptoLogic Ireland Shares, the Trustee shall deliver such CryptoLogic Ireland Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary (or such other person, if any, properly designated by such Beneficiary) shall be considered and deemed for all purposes to be the holder of the CryptoLogic Ireland Shares delivered to it pursuant to the Exchange Right.

5.7 Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require CEC to redeem any or all of the Exchangeable Shares held by the Beneficiary **(the "Retracted Shares")** and is notified by CEC pursuant to section 6.6 of the Exchangeable Share Provisions that CEC will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to CEC pursuant to section 6.1 of the Exchangeable Share Provisions, and provided further that the Trustee has received a written notice of same from CryptoLogic Ireland or CEC, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that CEC is unable to redeem. In any such event, CEC hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to CEC or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that CEC is not permitted to redeem and will require CryptoLogic Ireland to purchase such shares in accordance with the provisions of this Article 5.

5.8 Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to CryptoLogic Ireland pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing CryptoLogic Ireland Shares to be delivered in connection with the payment of

the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary: (a) shall pay (and none of CryptoLogic Ireland, CEC or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary; and (b) shall have evidenced to the satisfaction of the Trustee, CryptoLogic Ireland and CEC that such taxes, if any, have been paid.

5.9 Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, CryptoLogic Ireland and CEC shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from CryptoLogic Ireland and CEC of the occurrence of an Insolvency Event or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of CryptoLogic Ireland, a notice of such Insolvency Event to be provided by CryptoLogic Ireland which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10 Qualifications of CryptoLogic Ireland Shares

CryptoLogic Ireland will in good faith, using its reasonable best efforts, expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all CryptoLogic Ireland Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Right: (i) to be qualified for issuance and resale in Canada and the United States and the United Kingdom; and (ii) to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding CryptoLogic Ireland Shares are listed or quoted at such time in accordance with section 5.1(j) of the Arrangement Agreement.

5.11 CryptoLogic Ireland Shares

CryptoLogic Ireland hereby represents, warrants and covenants that the CryptoLogic Ireland Shares issuable as described herein will be duly authorized, validly issued and, upon issuance pursuant to this trust agreement, fully paid and non-assessable and, to CryptoLogic Ireland's knowledge, shall be free and clear of any lien, claim or encumbrance.

5.12 Automatic Exchange on Liquidation of CryptoLogic Ireland

(a) CryptoLogic Ireland will give the Trustee written notice of each of the following events at the time set forth below:

(i) in the event of any determination by the board of directors of CryptoLogic Ireland to institute voluntary liquidation, dissolution or winding-up proceedings with respect to CryptoLogic Ireland or to effect any other distribution of assets of CryptoLogic Ireland among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii) as soon as practicable following the earlier of: (A) receipt by CryptoLogic Ireland of notice of; and (B) CryptoLogic Ireland otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of CryptoLogic Ireland or to effect any other distribution of assets of CryptoLogic Ireland among its shareholders for the purpose of winding up its affairs, in each case where CryptoLogic Ireland has failed to contest in good faith any such proceeding commenced in respect of CryptoLogic Ireland within 30 days of becoming aware thereof.

(b) As soon as practicable following receipt by the Trustee from CryptoLogic Ireland of notice of any event **(a "Liquidation Event")** contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by CryptoLogic Ireland and shall include a brief description of the automatic exchange of Exchangeable Shares for CryptoLogic Ireland Shares provided for in section 5.12(c).

(c) Provided Callco has not exercised its CEC Liquidation Call Right, in order that the Beneficiaries will be able to participate on a *pro rata basis* with the holders of CryptoLogic Ireland Shares in the distribution of assets of CryptoLogic Ireland in connection with a Liquidation Event, on the fifth Business Day prior to the effective date **(the "Liquidation Event Effective Date")** of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for CryptoLogic Ireland Shares. To effect such automatic exchange, CryptoLogic Ireland shall purchase on the fifth (5th) Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to: (a) the Current Market Price of a CryptoLogic Ireland Consolidated Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by CryptoLogic Ireland issuing to the Beneficiary one CryptoLogic Ireland Consolidated Share, and (b) to the extent not paid by CEC, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (less any applicable withholding taxes). CryptoLogic Ireland shall provide the Trustee with an Officer's Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

(d) On the fifth (5th) Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for CryptoLogic Ireland Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to CryptoLogic Ireland all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and CryptoLogic Ireland shall issue to the Beneficiary the

CryptoLogic Ireland Shares issuable upon the automatic exchange of Exchangeable Shares for CryptoLogic Ireland Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque in the amount of such dividends, if any, without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the CryptoLogic Ireland Shares issued pursuant to the automatic exchange of Exchangeable Shares for CryptoLogic Ireland Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with CryptoLogic Ireland pursuant to such automatic exchange shall thereafter be deemed to represent CryptoLogic Ireland Shares issued to the Beneficiary by CryptoLogic Ireland pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent CryptoLogic Ireland Shares, duly endorsed in blank and accompanied by such instruments of transfer as CryptoLogic Ireland may reasonably require, CryptoLogic Ireland shall deliver or cause to be delivered to the Beneficiary certificates representing CryptoLogic Ireland Shares of which the Beneficiary is the holder.

5.13 Withholding Rights

CryptoLogic Ireland, CEC and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this trust agreement to any holder of Exchangeable Shares or CryptoLogic Ireland Shares such amounts as CryptoLogic Ireland, CEC or the Trustee is required or permitted to deduct and withhold with respect to such payment under the *Income Tax Act* (Canada), or any provision of provincial, local or foreign tax law, in each case as amended or succeeded or would be permitted to withhold if an equal amount were remitted to the appropriate taxing authority. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts (or equivalent amounts, if applicable) are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted or which would be permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, CryptoLogic Ireland, CEC and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to CryptoLogic Ireland, CEC or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and CryptoLogic Ireland, CEC or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. CryptoLogic Ireland represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this trust agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under any applicable taxing legislation.

5.14 Issuance of Additional Shares

During the term of this trust agreement, CryptoLogic Ireland will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with section 10.2 of the Exchangeable Share Provisions, issue any shares of its capital stock in the same series as the Special Voting Share.

ARTICLE 6 CONCERNING THE TRUSTEE

6.1 Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this trust agreement, in its capacity as Trustee of the Trust, shall include:

(a) receipt and deposit of the Special Voting Share from CryptoLogic Ireland as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

(b) granting proxies and distributing materials to Beneficiaries as provided in this trust agreement;

(c) voting the Beneficiary Votes in accordance with the provisions of this trust agreement;

(d) receiving the grant of the Exchange Right and the Automatic Exchange Right from CryptoLogic Ireland as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

(e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right in each case in accordance with the provisions of this trust agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries CryptoLogic Ireland Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Right, as the case may be;

(f) holding title to the Trust Estate;

(g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

(h) taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of CryptoLogic Ireland and CEC under this trust agreement; and

(i) taking such other actions and doing such other things as are specifically provided in this trust agreement.

In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authorities not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are specifically set out in this agreement.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or

to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this trust agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2 No Conflict of Interest

The Trustee represents to CryptoLogic Ireland and CEC that at the date of execution and delivery of this trust agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this trust agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as Trustee hereunder.

6.3 Dealings with Transfer Agents, Registrars, etc.

CryptoLogic Ireland and CEC irrevocably authorize the Trustee, from time to time, to:

(a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and CryptoLogic Ireland Shares; and

(b) requisition, from time to time: (i) from any such registrars or transfer agents any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement; and (ii) from the Canadian transfer agent of the CryptoLogic Ireland Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Right.

CryptoLogic Ireland and CEC irrevocably authorize their respective registrars and transfer agents to comply with all such requests. CryptoLogic Ireland covenants that it will supply its Canadian transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Right.

6.4 Books and Records

The Trustee shall keep available for inspection by CryptoLogic Ireland and CEC at the Trustee's principal office in Toronto, Ontario correct and complete books and records of account relating to the Trust created by this trust agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Right. On or before June 15, 2007, and on or before March 15th in every year thereafter, so long as the Special Voting Share is on deposit with the Trustee the Trustee shall transmit to CryptoLogic Ireland and CEC a brief report, dated as of the preceding March 1st with respect to:

(a) the property and funds comprising the Trust Estate as of that date;

(b) the number of exercises of the Exchange Right if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by CryptoLogic Ireland of CryptoLogic Ireland Shares in connection with the Exchange Right during the calendar year ended on such June 30; and

(c) any action taken by the Trustee in the performance of its duties under this trust agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

6.5 Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to CryptoLogic Ireland or CEC). CryptoLogic Ireland or CEC shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance. Such qualified experts and advisors shall be responsible for preparing and distributing to each Beneficiary all necessary forms for such Beneficiaries to complete their Canadian income tax returns.

6.6 Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee such security or undertaking as may be required by the Trustee against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, and, if so requested by the Trustee, sufficient funds to cover the costs, expenses and liabilities which may be incurred by the Trustee, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4, subject to section 6.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 6.15, and with respect to the Automatic Exchange Right pursuant to Article 5.

None of the provisions contained in this trust agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid,

6.7 Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the security or indemnity referred to in section 6.6 and, if so requested by the Trustee, sufficient funds to cover the costs, expenses and liabilities which may be incurred by the Trustee, and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not

otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8 Reliance Upon Declaration

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 6.9, if applicable, and with any other applicable provisions of this trust agreement. The Trustee is not responsible for the genuineness of or the sufficiency of the Special Voting Share deposited with it.

6.9 Evidence and Authority to Trustee

CryptoLogic Ireland and/or CEC shall furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by CryptoLogic Ireland and/or CEC under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of CryptoLogic Ireland and/or CEC promptly if and when:

(a) such evidence is required by any other section of this trust agreement to be furnished to the Trustee in accordance with the terms of this section 6.9; or

(b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives CryptoLogic Ireland and/or CEC written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of CryptoLogic Ireland and/or CEC or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this trust agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of CryptoLogic Ireland and/or CEC, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him provided that if such report or opinion is furnished by a director, officer or employee of CryptoLogic Ireland and/or CEC it shall be in the form of an Officer's Certificate or a statutory declaration.

Each statutory declaration, Officer's Certificate, opinion or report furnished to the

Trustee as evidence of compliance with a condition provided for in this trust agreement shall include a statement by the person giving the evidence:

(c) declaring that he has read and understands the provisions of this trust agreement relating to the condition in question;

(d) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(e) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10 Experts, Advisers and Agents

The Trustee may:

(a) in the discharge of its powers and duties and the determination of its rights hereunder rely on the opinion or advice of or information obtained from any duly qualified and licensed solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by CryptoLogic Ireland and/or CEC or otherwise, (and may employ such assistants not regularly in the employ of the Trustee as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder) the reasonable and proper costs of which shall be borne by CryptoLogic Ireland and CEC jointly and severally; and

(b) employ such agents and other assistants not regularly in the employ of the Trustee as it may reasonably require for the proper discharge of its powers and duties hereunder the reasonable and proper costs of which shall be borne by CryptoLogic Ireland and CEC jointly and severally.

6.11 Investment of Moneys Held by Trustee

Unless otherwise provided in this trust agreement, any moneys held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of CEC. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of CEC, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

6.12 Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

6.13 Trustee Not Bound to Act on Request

Except as in this trust agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of CryptoLogic Ireland and/or CEC or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14 Authority to Carry on Business

The Trustee represents to CryptoLogic Ireland or CEC that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business in such a manner so as to fulfill its rights, obligations and duties under this trust agreement but if, notwithstanding the provisions of this section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, forthwith and in any event within 90 days after ceasing to be authorized to carry on the business necessary to fulfill its rights, obligations and duties under this trust agreement, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15 Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16 Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 7
COMPENSATION

7.1 Fees and Expenses of the Trustee

CryptoLogic Ireland and CEC jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration of the trusts created hereby (including taxes other than taxes based on the net income of the Trustee) and including the reasonable compensation and disbursements of counsel and all other assistants or advisors not regularly in its employ, and further including reasonable fees and expenses for attendance at any meeting of shareholders, if so requested by CryptoLogic Ireland or CEC and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this trust agreement; provided that CryptoLogic Ireland and CEC shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, or willful misconduct. The Trustee shall be obliged to provide only one account or invoice to CEC from time to time in connection with its appointment hereunder.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 Indemnification of the Trustee

CryptoLogic Ireland and CEC jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees, successors and assigns and agents appointed and acting in accordance with this trust agreement **(collectively, the "Indemnified Parties")** against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, gross negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this trust agreement, or any written or oral instruction delivered to the Trustee by CryptoLogic Ireland or CEC pursuant hereto. This indemnity shall survive the resignation or removal of the Trustee and the termination of the trusts created hereby.

In no case shall CryptoLogic Ireland or CEC be liable under this indemnity for any claim against any of the Indemnified Parties unless CryptoLogic Ireland and CEC shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, CryptoLogic Ireland and CEC shall be entitled to participate at their own expense in the defence and, if CryptoLogic

Ireland and CEC so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by CryptoLogic Ireland or CEC; or (ii) the named parties to any such suit include both the Trustee and CryptoLogic Ireland or CEC and the Trustee shall have been advised by counsel acceptable to CryptoLogic Ireland or CEC that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to CryptoLogic Ireland or CEC and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case CryptoLogic Ireland and CEC shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). Neither CryptoLogic Ireland nor CEC shall be liable for any settlement effected without its written consent.

8.2 Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, willful misconduct or bad faith on the part of the Trustee.

ARTICLE 9
CHANGE OF TRUSTEE

9.1 Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to CryptoLogic Ireland and CEC specifying the date on which it desires to resign, provided that such notice shall not be given less than one month before such desired resignation date unless CryptoLogic Ireland and CEC otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, CryptoLogic Ireland and CEC shall promptly appoint a successor trustee which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business necessary to fulfill the rights, obligations and duties of a trustee pursuant to this trust agreement, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.

Failing the appointment by CryptoLogic Ireland and CEC of a successor trustee as aforesaid and the acceptance of such appointment by a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction in the Province of Ontario upon application of one or more of the parties to this trust agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, CryptoLogic Ireland and CEC shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2 Removal

The Trustee, or any trustee hereafter appointed may (provided a successor trustee is

appointed) be removed at any time on not less than thirty (30) days' prior notice by written instrument executed by CryptoLogic Ireland and CEC, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3 Successor Trustee

Any successor trustee appointed as provided under this trust agreement shall execute, acknowledge and deliver to CryptoLogic Ireland and CEC and to its predecessor trustee an instrument accepting such appointment. Thereupon, the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with the like effect as if originally named as trustee in this trust agreement. However, on the written request of CryptoLogic Ireland and CEC or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, CryptoLogic Ireland, CEC and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4 Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, CryptoLogic Ireland and CEC shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If CryptoLogic Ireland or CEC shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of CryptoLogic Ireland and CEC.

9.5 Change of Control of Trustee

Any corporation into or with which the Trustee may be merged or consolidated or amalgamated or any corporation resulting therefrom, or any corporation succeeding to the trust business of the Trustee shall be the successor to the Trustee without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor trustee under the provisions of this trust agreement.

ARTICLE 10
CRYPTOLOGIC IRELAND SUCCESSORS

10.1 Certain Requirements in Respect of Combination, etc.

CryptoLogic Ireland shall not consummate any transaction (whether by way of reconstruction, reorganization consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or entity or, in the case of a merger, of the continuing corporation resulting therefrom unless:

(a) such other person or entity or continuing corporation **(herein called the "CryptoLogic Ireland Successor")** by operation of law becomes without more, bound by the terms and provisions of this trust agreement or, if not so bound

executes prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the CryptoLogic Ireland Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such CryptoLogic Ireland Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of CryptoLogic Ireland under this trust agreement; and

(b) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries.

10.2 Vesting of Powers in Successor

Whenever the conditions of section 10.1 have been duly observed and performed, the Trustee and, if required by section 10.1, the CryptoLogic Ireland Successor and CEC shall execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon the CryptoLogic Ireland Successor shall possess and from time to time may exercise each and every right and power of CryptoLogic Ireland under this trust agreement in the name of CryptoLogic Ireland or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the Board of Directors of CryptoLogic Ireland or any officers of CryptoLogic Ireland may be done and performed with like force and effect by the directors or officers of such CryptoLogic Ireland Successor.

10.3 Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of CryptoLogic Ireland with or into CryptoLogic Ireland or the windingup, liquidation or dissolution of any wholly-owned subsidiary of CryptoLogic Ireland provided that all of the assets of such subsidiary are transferred to CryptoLogic Ireland or another wholly-owned direct or indirect subsidiary of CryptoLogic Ireland. Any such transactions are expressly permitted by this Article 10.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1 Amendments, Modifications, etc.

This trust agreement may not be amended or modified except by an agreement in writing executed by CryptoLogic Ireland, CEC and the Trustee and approved by the Beneficiaries in accordance with section 10.2 of the Exchangeable Share Provisions.

11.2 Ministerial Amendments

Notwithstanding the provisions of section 11.1, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this trust agreement for the purposes of:

(a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of CryptoLogic Ireland and CEC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b) making such amendments or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of CryptoLogic Ireland and CEC and in the opinion of the Trustee, acting on the advice of legal counsel, it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on advice of legal counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c) making such changes or corrections which, on the advice of counsel to CryptoLogic Ireland, CEC and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the Board of Directors of each of CryptoLogic Ireland and CEC, each acting on advice of legal counsel, shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

11.3 Meeting to Consider Amendments

CEC, at the request of CryptoLogic Ireland, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of CEC, the Exchangeable Share Provisions and all applicable laws.

11.4 Changes in Capital of CryptoLogic Ireland and CEC

At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either CryptoLogic Ireland Shares or the Exchangeable Shares or both are in any way changed, this trust agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, *mutatis mutandis,* to all new securities into which the CryptoLogic Ireland Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications

11.5 Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time CEC, CryptoLogic Ireland (provided each of CEC and CryptoLogic Ireland shall have been authorized by their respective boards) and the Trustee may, subject to the provisions of this trust agreement and they shall, when so directed by this agreement, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes,

(a) evidencing the succession of CryptoLogic Ireland Successors and the covenants of and obligations assumed by each such CryptoLogic Ireland Successor in

accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b) making any additions to, deletions from or alterations of the provisions of this trust agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Right which, in the opinion of the Trustee on the advice of legal counsel, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to CryptoLogic Ireland, CEC, the Trustee or this trust agreement; and

(c) for any other purposes not inconsistent with the provisions of this trust agreement, including without limitation, to make or evidence any amendment or modification to this trust agreement as contemplated hereby, provided that, in the opinion of the Trustee on the advice of legal counsel, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

12.1 Term

The Trust created by this trust agreement shall continue until the earliest to occur of the following events:

(a) no outstanding Exchangeable Shares are held by a Beneficiary;

(b) each of CryptoLogic Ireland and CEC elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section 10.2 of the Exchangeable Share Provisions; and

(c) twenty-one (21) years after the date of this trust agreement.

12.2 Survival of Agreement

This trust agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however that the provisions of Articles 8 and 9 shall survive any such termination of this trust agreement.

ARTICLE 13
GENERAL

13.1 Severability

If any provision of this trust agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this trust agreement shall not in any way be affected or impaired thereby and this trust agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

13.2 Enurement

This trust agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

13.3 Notices to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a) and if to CryptoLogic Ireland:

1 Le Marchant Street,
St. Peter Port, Guernsey,
Channel Islands GY1 4HP

Attention: Stephen Dickinson
Facsimile No: +01481 726029

(b) and if to CEC:

Robert H. Stikeman
c/o Stikeman, Graham, Keeley & Spiegel LLP
220 Bay Street, Suite 700
Toronto, Ontario M5J 2W4

Facsimile No +416-365-1813

(c) and if to the Trustee:

Equity Transfer & Trust Company
Suite 400, 200 University Avenue, Toronto, Ontario
M5H 4H1

Attention: Manager, Corporate Trust
Facsimile No. 416-361-0470

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

13.4 Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of

Exchangeable Shares in any manner permitted by the bylaws of CEC from time to time in force in respect of notices to shareholders (such manner to be confirmed in writing by CEC to the Trustee prior to any mailing) and shall be deemed to be received (if given or sent in such manner) at the time specified in such bylaws, the provisions of which bylaws shall apply *mutatis mutandis* to notices or documents as aforesaid sent to such Beneficiaries,

13.5 Counterparts

This trust agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6 Jurisdiction

This trust agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein,

13.7 Attornment

Each of the Trustee and CryptoLogic Ireland and CEC agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any final judgment of the said court, and not to seek, and hereby waives any review of the merits of any such judgment by the courts of any other jurisdiction and CryptoLogic Ireland hereby appoints CEC at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF the parties hereto have caused this trust agreement to be duly executed as of the date first above written.

CRYPTOLOGIC EXCHANGE CORPORATION

By: ______________________________

Name: Robert Stikeman

Title: Director

CRYPTOLOGIC LIMITED

By: ______________________________

Name: Tom Byrne

Title: Director

EQUITY TRANSFER & TRUST COMPANY

Per: ______________________________
Name:

Per: ______________________________
Name: